EXHIBIT 3.4
                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                             OF GEOKINETICS INC.


      GEOKINETICS INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, in accordance with Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolutions increasing the number of authorized shares of the Corporation's Common Stock from 15,000,000 to 100,000,000 shares and reducing the par value of the Common Stock from $.20 to $.01 per share:

FIRST: That, by unanimous written consent of the Board of Directors of the Corporation, the directors adopted resolutions setting forth, among other things, a proposed amendment to the Certificate of Incorporation of the Corporation and declaring such amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                  FURTHER RESOLVED, that it is in the best interest of the
            Corporation that the Certificate of Incorporation of the Corporation be amended by changing the fourth Article thereof pursuant to the authority conferred on the Board of Directors of this Corporation, such that, as amended, Article Four shall read as follows:

                  "The total number of shares of stock which the corporation shall have authority to issue is One Hundred Two Million five Hundred Thousand (102,500,000) shares, consisting of Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, $10.00 par value per share (the "PREFERRED STOCK"), and One Hundred Million (100,000,000) shares of Common Stock, $.01 par value per share (the "COMMON STOCK"). A description of the designations, preferences, and relative rights of each class is as follows:"

SECOND: That, thereafter, pursuant to resolution of the Board of Directors of the Corporation, the annual meeting of stockholders of the Corporation was duly called and held, upon notice in accordance with
            Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

THIRD: That the amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

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      IN WITNESS WHEREOF, GEOKINETICS INC. has caused this certificate to be signed by JAY D. HABER, its Chairman and Chief Executive Officer, this _________ day of November, 1997.

                                    GEOKINETICS INC.



                                    By:________________________________
                                    Name:       Jay D. Haber
                                    Title:Chairman and Chief Executive Officer



STATE OF TEXAS          ss.
                        ss.
COUNTY OF HARRIS        ss.

      This instrument was acknowledged before me on the ______ day of November, 1997, by JAY D. HABER, Chairman and Chief Executive Officer of GEOKINETICS INC., a corporation, on behalf of said corporation.


                                          ---------------------------------
                                          Notary Public in and for
                                          the State of T E X A S

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